Exhibit 10.1
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MIDAS OPCO HOLDINGS LLC
DATED AS OF August 2, 2021
THE LIMITED LIABILITY COMPANY INTERESTS IN MIDAS OPCO HOLDINGS LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGER AND THE APPLICABLE MEMBER (EACH AS DEFINED HEREIN). SUCH INTERESTS ALSO MAY BE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO A REGISTRATION RIGHTS AGREEMENT. DATED AS OF AUGUST 2, 2021, BY AND AMONG STAGWELL INC. AND THE HOLDERS PARTY THERETO. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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Section 11.13. No Third-Party Beneficiaries	41
EXHIBIT A MEMBERS, EFFECTIVE TIME CAPITAL ACCOUNT BALANCE AND INTERESTS	44
EXHIBIT B FORM OF JOINDER AGREEMENT	45

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MIDAS OPCO HOLDINGS LLC
1his AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) of MIDAS OPCO HOLDINGS LLC, a Delaware limited liability company (the “Company”), is made and entered into as of August 2, 2021, by and among the Company, Stagwell Inc., a Delaware corporation (“PubCo”), as a member and in its capacity as the initial Manager, Stagwell Media LP, a Delaware limited partnership (“Stagwell”), Stagwell Friends and Family LLC and each Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.
RECITALS
WHEREAS, the Company was formed pursuant to a certificate of conversion and a certificate of formation filed in the office of the Secretary of State of the State of Delaware on July 29, 2021 (the “Certificate of Formation”) and was originally governed by the Limited Liability Company Agreement of the Company, dated as of July 29, 2021 (the “Existing LLC Agreement”), by and between the Company and PubCo;
WHEREAS, on December 21, 2020, Stagwell, MDC Partners Inc., a Canadian corporation which domesticated as a Delaware corporation prior to the date hereof and converted into the Company pursuant to a certificate of conversion filed in the office of the Secretary of State of the State of Delaware (the “Certificate of Conversion”), PubCo and Midas Merger Sub 1 LLC, a Delaware limited liability company (together with Stagwell, the Company and PubCo, the “Transaction Agreement Parties”), entered into that certain Transaction Agreement (as amended, modified or supplemented from time to time, the “Transaction Agreement”);
WHEREAS, the Transaction Agreement Parties have effected or agreed to effect the Transactions (as defined in the Transaction Agreement (the “Transactions”));
WHEREAS, the parties hereto desire to continue the Company and to amend and restate the Existing LLC Agreement in its entirety and enter into this Agreement in order to, inter alia, (i) reflect the addition of Stagwell as a Member of the Company, (ii) provide for the management, operation and governance of the Company, and (iii) set forth their respective rights and obligations as Members in the Company generally;
WHEREAS, on April 21, 2021, the Company, Stonebridge 2017, L.P., Stonebridge 2017 Offshore, L.P. and Broad Street Principal Investments, L.L.C. (“BSPI”) entered into a letter agreement (the “Goldman Letter Agreement”), pursuant to which, on the second business day following the closing of the Transactions, BSPI will (i) redeem up to $30 million of its Series 4 Preferred Stock (the “Series 4 Redemption”) in exchange for either, at the Company’s option, (a) $25 million in cash or (ii) a $25 million subordinated loan with a 3-year maturity (the “Redemption Note”) and (ii) exchange (the “Series 4 Exchange”) any of its remaining shares of Series 4 Preferred Stock for the equivalent number of Series 8 Preferred Stock (such Series 8 Preferred Stock, the “Initial Series 8 Preferred Stock”);
WHEREAS, on July 8, 2021, the Company, Stagwell and Stagwell Agency Holdings LLC (“SAH”) entered into a letter agreement (the “Stagwell Letter Agreement”) pursuant to which, on the second business day following the closing of the Transactions, Stagwell Inc. will amend the certificate of designation with respect to the Series 6 Preferred Stock to grant certain minority shareholder protection rights to the holders of the Series 6 Preferred Stock (the “Series 6 Amendment”); and
WHEREAS, this Agreement shall supersede the Initial LLC Agreement in its entirety as of the date hereof.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows, effective as of the Effective Time:

Article I
DEFINITIONS
Section 1.1.Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).
“Action” means any suit, action or legal, administrative, arbitration or other hearings, proceedings or governmental investigations.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year, with the following adjustments:
(a)credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of the Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such Fiscal Year in Company Minimum Gain and in the minimum gain attributable to any Member Nonrecourse Debt; and
(b)debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, that for purposes of this Agreement, (i) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (ii) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.
“Agreement” has the meaning given to such term in the preamble to this Agreement.
“Assumed Tax Liability” means, with respect to PubCo as of any Tax Distribution Date, an amount equal to the product of (a) the Assumed Tax Rate and (b) the estimated or actual taxable income of the Company, as determined for federal income tax purposes, allocated to PubCo pursuant to Article IV for the Tax period (or portion thereof) to which the Assumed Tax Liability relates (to the extent not previously taken into account in determining the Assumed Tax Liability and determined as though PubCo were a corporation which earned solely the items of income, gain, deduction, loss, and/or credit allocated to such taxable periods (or portions thereof)), as reasonably determined by the Manager in good faith; provided, that (i) any adjustments by reason of Sections 734 or 743 of the Code shall not be taken into account and (ii) without duplication of amounts otherwise taken into account, any adjustment to the taxable income or liabilities of the Company allocated to PubCo under applicable Law with respect to any Tax period (or portion thereof) ending on or prior to the Tax period (or portion thereof) to which the Assumed Tax Liability relates shall be treated as taxable income allocated to PubCo in the Tax Period (or portion thereof) to which the Assumed Tax Liability relates to the extent such adjustment results in an increase in PubCo’s actual tax liability with respect to such Tax period; provided, however, that Assumed Tax Liability shall not take into account taxable income of the Company allocated to PubCo with respect to expenses of the Manager that are reimbursed by the Company in section 6.8, to the extent that such expenses are deductible by PubCo.
“Assumed Tax Rate” means, for any taxable period, the highest marginal effective rate of federal, state, local and non-U.S. income tax applicable to PubCo for such taxable period.
“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.
“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Exchanging Member is subject, which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Member in connection with an Exchange Notice.

“BSPI” has the meaning given to such term in the recitals of this Agreement.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 4.1.
“Capital Contributions” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of such Member’s Units to the extent the Capital Contribution was made in respect of Units Transferred to such Member.
“Cash Election” has the meaning given to such term in Section 3.6(d).
“Cash Election Amount” means, with respect to a particular Exchange, an amount of cash equal to the value of the shares of Class A Stock that would be received in such Exchange as of the date of receipt by the Company of the Exchange Notice with respect to such Exchange pursuant to Section 3.6 (the “Valuation Date”), decreased by any distributions received by the Exchanging Member with respect to the Common Units that are the subject of the Exchange following the date of receipt by the Company of the Exchange Notice where the record date for such distribution was after the date of receipt of such Exchange Notice. For this purpose, the value of a share of Class A Stock shall equal the greater of (a) the volume weighted average price of a share of Class A Stock for the ten trading days ending on the last trading day immediately prior to the Valuation Date and (b) the Fair Market Value of such shares as of the close of business on the last trading day immediately prior to the Valuation Date.
“Cash Election Notice” has the meaning given to such term in Section 3.6(d).
“Certificate of Conversion” has the meaning given to such term in the recitals of this Agreement.
“Certificate of Formation” has the meaning given to such term in the recitals of this Agreement.
“Change of Control Exchange Date” has the meaning given to such term in Section 3.6(j).
“Chancery Court” has the meaning given to such term in Section 11.6(b).
“Class A Stock” means, as applicable, (a) the Class A Common Stock, par value $0.001, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that becomes payable in consideration for the Class A Stock or into which the Class A Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Class B Stock” means, as applicable, (a) the Class B Common Stock, par value $0.001, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that becomes payable in consideration for the Class B Stock or into which the Class B Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Class C Stock” means, as applicable, (a) the Class C Common Stock, par value $0.00001, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that becomes payable in consideration for the Class C Stock or into which the Class C Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
“Commission” means the U.S. Securities and Exchange Commission.

“Common Unit” means a Unit having the rights and obligations specified with respect to the Common Units in this Agreement.
“Company” has the meaning given to such term in the preamble to this Agreement.
“Company Indemnitees” has the meaning given to such term in Section 6.4.
“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.
“Contract” means any written or oral contract, subcontract, license, sublicense, lease, sublease, agreement, instrument, indenture, purchase order, note, bond, mortgage, debenture or other legally binding commitment, arrangement or undertaking of any nature.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that with respect to any property the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.
“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).
“Effective Time” means the Effective Time as defined in the Transaction Agreement.
“Effective Time Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the Effective Time, the amount or deemed value of which is set forth on Exhibit A.
“Eligible PubCo Offer Securities” has the meaning given to such term in Section 3.6(k).
“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by PubCo or any of its Subsidiaries.
“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of capital stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“Exchange” has the meaning given to such term in Section 3.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).
“Exchange Date” has the meaning given to such term in Section 3.6(f).
“Exchange Notice” has the meaning given to such term in Section 3.6(b).
“Exchange Right” has the meaning given to such term in Section 3.6(a).
“Exchanging Member” has the meaning given to such term in Section 3.6(b).
“Existing LLC Agreement” has the meaning given to such term in the recitals of this Agreement.
“Fair Market Value” means the fair market value of any property based on the amount the Company would receive in an all cash sale of such property in an arm’s-length transaction with an unaffiliated third party, with neither party having compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of Fair Market Value, as such amount is determined by the Manager (or if pursuant to Article X, the Winding-Up Person) in its good faith judgment using information and data reasonably pertinent thereto.
“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for federal income tax purposes, another taxable year is required. The Company shall have the same fiscal year for federal income tax purposes and for accounting purposes.
“GAAP” means generally acceptable accounting principles at the time.
“Goldman Letter Agreement” has the meaning given to such term in the recitals of this Agreement.
“Governmental Entity” means any nation, state or province or any municipal or other political subdivision thereof, or any agency, commission, department, board, bureau, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational (to the extent that the rules, regulations or orders of such Person has the force of Law), exercising executive, legislative, judicial, taxing, regulatory or administrative functions.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(c)the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;
(d)the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1); (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option (including the conversion of a Preferred Unit) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Manager to be permitted and necessary to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);
(e)the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(f)the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 4.3(g); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Manager determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and
(g)if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article IV.
“Imputed Underpayment Amount” has the meaning given to such term in Section 9.5(b).
“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.
“Initial Series 8 Preferred Stock” has the meaning given to such term in the recitals of this Agreement.
“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.
“Joinder” means a joinder to this Agreement substantially in the form of Exhibit B to this Agreement.
“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code or order of any Governmental Entity.
“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Liquidating Events” has the meaning given to such term in Section 10.1.
“Loss” means any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses, but excluding any allocation of corporate overhead, internal legal department costs and other internal costs and expenses).
“Majority Members” means the members (which may include PubCo) holding not less than a majority of the Units then outstanding; provided, that if as of any date of determination, a majority of the Units are held by PubCo or any Affiliate controlled by PubCo, the “Majority Members” shall mean PubCo together with the Members holding at least a majority of the then outstanding Units not held by PubCo or its controlled Affiliates.
“Manager” has the meaning given to such term in Section 6.1(a).
“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest.
“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.
“Nonrecourse Deductions” has the meaning given to such term in Treasury Regulations
Section 1.704-2(b).
“Nonrecourse Liability” has the meaning given to such term in Treasury Regulations
Section 1.704-2(b)(3).
“Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 6.2, subject to any resolution of the Manager appointing such Person as an officer or relating to such appointment.
“Partnership Representative” means the “partnership representative” as defined in Code Section 6223(a) and as appointed in Section 9.4.
“Permitted Transferee” means, with respect to any Member, (a) any successor entity of such Member owned and controlled solely by the same Persons that own and control such Member prior to such Transfer; (b) with respect to Stagwell and Stagwell’s pooling vehicle only, an Affiliate, general partner or limited partner of such Member or a holder, as of immediately prior to the closing of the Transactions, of a Stagwell Incentive Award (as defined in the Transaction Agreement) or other equity interest in a Stagwell Subject Entity, (c) a trust established by or for the benefit of a Member of which only such Member and his or her immediate family members are beneficiaries; (d) any Person established for the benefit of, and beneficially owned solely by, an entity Member or the sole individual direct or indirect owner of an entity Member; and (e) upon an individual Member’s death, an executor, administrator or beneficiary of the estate of the deceased Member.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.
“Preferred Unit” has the meaning given to such term in Section 3.7.
“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.
“Proceeding” has the meaning given to such term in Section 6.4.
“Profits” or “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(h)any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;
(i)any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(j)in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) or the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.3, be taken into account for purposes of computing Profits or Losses;
(k)gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
(l)in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;
(m)to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(n)any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 4.3 shall not be taken into account in computing Profits or Losses for such Fiscal Year, but such items available to be specially allocated pursuant to Section 4.3 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.
“PubCo” has the meaning given to such term in the preamble to this Agreement.
“PubCo Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Stagwell, Stagwell FAF and one or more of their respective Permitted Transferees, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the Equity Securities of PubCo entitled to vote for members of the board of directors or equivalent governing body of PubCo on a fully-diluted basis, (and taking into account all such Equity Securities that such person or group has the right to acquire pursuant to any option right); (b) PubCo shall cease to control the Company; (c) PubCo, Stagwell, Stagwell FAF and any or all of their Permitted Transferees, individually or collectively, shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances 65% of the outstanding voting Equity Securities of the Company; (d) the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of PubCo by Persons who were neither (i) directors of PubCo as of immediately following the Closing (as defined in the Transaction Agreement) nor (ii) nominated, appointed, or approved by the board of directors of PubCo; (e) the acquisition of direct or indirect control of the Company by any Person or group other than PubCo or Stagwell, Stagwell FAF and one or more of their Permitted Transferees; or (f) the Company shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, the outstanding voting Equity Securities of the Guarantors (as defined in the Term Loan Credit Agreement) owned at the time of the Closing (except as otherwise permitted herein), in each case, on a fully diluted basis (or, in the case of any Guarantor acquired after the Closing, at the time of the acquisition of such Guarantor).
“PubCo Common Stock” means all classes and series of common stock of PubCo, including the Class A Stock and the Class B Stock.
“PubCo Offer” has the meaning given to such term in Section 3.6(k).
“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.4(d)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 2, 2021, by and among PubCo, Stagwell and the other Holders party thereto.
“Regulatory Allocations” is defined in Section 4.3(h).
“Retraction Notice” has the meaning given to such term in Section 3.6(d).
“SAH” has the meaning given to such term in the recitals of this Agreement.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).
“Series 4 Certificate of Designation” means the Certificate of Designation of PubCo, filed with the Secretary of State of the State of Delaware on July 29, 2021, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms.
“Series 4 Exchange” has the meaning given to such term in the recitals of this Agreement.
“Series 4 Preferred Stock” means the Series 4 Convertible Preferred Stock of PubCo, the rights and preferences of which are set forth in the Series 4 Certificate of Designation.
“Series 4 Preferred Unit” a Unit having the rights and obligations specified with respect to the Series 4 Preferred Units in this Agreement.
“Series 4 Preferred Stock Liquidation Payment” means the amount to be paid by PubCo pursuant to the Series 4 Certificate of Designation in respect of the Series 4 Preferred Stock with respect to any liquidation, dissolution or winding up of the affairs of PubCo.
“Series 4 Priority Return” means either (A) in the event the Series 4 Redemption is effected in exchange for the Redemption Note, $25 million (provided that immediately following the Series 8 Exchange Time, the Series 4 Priority Return shall be deemed to be zero) or (B) in the event the Series 4 Redemption is effected in exchange for cash, zero.
“Series 4 Redemption” has the meaning given to such term in the recitals of this Agreement.
“Series 6 Amendment” has the meaning given to such term in the recitals of this Agreement.

“Series 6 Certificate of Designation” means the Certificate of Designation of PubCo, filed with the Secretary of State of the State of Delaware on July 29, 2021, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms, including in connection with the Series 6 Amendment.
“Series 6 Preferred Stock” means the Series 6 Convertible Preferred Stock of PubCo, the rights and preferences of which are set forth in the Series 6 Certificate of Designation.
“Series 6 Preferred Stock Liquidation Payment” means the amount to be paid by PubCo pursuant to the Series 6 Certificate of Designation in respect of the Series 6 Preferred Stock with respect to any liquidation, dissolution or winding up of the affairs of PubCo.
“Series 6 Preferred Unit” means a Unit having the rights and obligations specified with respect to the Series 6 Preferred Units in this Agreement.
“Series 8 Certificate of Designation” means the Certificate of Designation of PubCo set forth as exhibit C to the Goldman Letter Agreement and as finally filed with the Secretary of State of the State of Delaware in connection with the Series 4 Exchange, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Series 8 Exchange Time” means the time and date on which the Series 4 Preferred Stock is exchanged for Series 8 Preferred Stock as contemplated by the Goldman Letter Agreement.
“Series 8 Preferred Stock” means the Series 8 Convertible Preferred Stock of PubCo, the rights and preferences of which are set forth in the Series 8 Certificate of Designation.
“Series 8 Preferred Stock Liquidation Payment” means the amount to be paid by PubCo pursuant to the Series 8 Certificate of Designation in respect of the Series 8 Preferred Stock with respect to any liquidation, dissolution or winding up of the affairs of PubCo.

“Series 8 Preferred Unit” means a Unit having the rights and obligations specified with respect to the Series 8 Preferred Units in this Agreement.
“Series 8 Priority Return” means as of the Series 8 Exchange Time, the Unpaid Series 4 Priority Return, and prior to the Series 8 Exchange Time, zero.
“Stagwell” has the meaning given to such terms in the preamble to this Agreement.
“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50 percent or more of the equity interests of which) is owned directly or indirectly by such first Person.
“Tax Distribution Date” means any date that is two Business Days prior to the date on which estimated federal income tax payments are required to be made by calendar year corporate taxpayers and the due date for federal income tax returns of corporate calendar year taxpayers (without regard to extensions).
“Term Loan Credit Agreement” means the Credit Agreement, dated as of November 13, 2020, by and among Stagwell Marketing Group LLC, the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
“Transaction Agreement” has the meaning given to such term in the recitals of this Agreement.
“Transaction Agreement Parties” has the meaning given to such term in the recitals of this Agreement.
“Transactions” has the meaning given to such term in the recitals of this Agreement.
“Transfer” means any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of Law or otherwise), transfer, sale, pledge or hypothecation or other disposition. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
“Transfer Agent” has the meaning given to such term in Section 3.6(b).
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.
“Underwritten Offering” has the meaning given to such term in the Registration Rights Agreement.
“Unit” means a unit representing a fractional part of the Interests of a Member and includes a Common Unit.
“Unit Register” has the meaning given to such term in Section 3.1(c).
“Unpaid Series 4 Priority Return” means, initially, the Series 4 Priority Return, subject to the following adjustments:
(1) the Unpaid Series 4 Priority Return shall be decreased by any distributions made under Section 5.1(a)(i); and

(2) from and after the Effective Time, the Unpaid Series 4 Priority Return shall increase on a daily basis, on the basis of a 360-day year consisting of twelve 30-day months, at a rate of 8.0% per annum of the then-applicable Unpaid Series 4 Priority Return, the amount of which increase shall compound quarterly at the end of each calendar quarter.
“Unpaid Series 8 Priority Return” means, initially, the Series 8 Priority Return, subject to the following adjustments:
(1) the Unpaid Series 8 Priority Return shall be decreased by any distributions made under Section 5.1(a)(ii); and

(2) from and after the Series 8 Exchange Time, the Unpaid Series 8 Priority Return shall increase on a daily basis, on the basis of a 360-day year consisting of twelve 30-day months, at a rate of 8.0% per annum of the then-applicable Unpaid Series 8 Priority Return, the amount of which increase shall compound quarterly at the end of each calendar quarter.

“Winding-Up Person” has the meaning given to such term in Section 10.2(a).
“Withholding Payment” has the meaning given to such term in Section 9.5(b).
Section 1.2.Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)the terms defined in Section 1.1 have the meanings assigned to them in Section 1.1 and are applicable to the singular as well as the plural forms of such terms;
(b)all accounting terms not otherwise defined herein have the meanings assigned under GAAP;
(c)all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;
(d)when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(e)whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;
(f)“or” is not exclusive;
(g)pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and
(h)the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.
Article II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY
Section 1.1.Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act by the filing of the Certificate of Conversion and the Certificate of Formation in accordance with the Act.
Section 1.2.Filings. The Members shall execute such further documents (including amendments to the Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and other jurisdictions where the Company may conduct its business.
Section 1.3.Amended and Restated Limited Liability Company Agreement. The Company, the Manager and the Members hereby execute this Agreement for the purpose of continuing the affairs of the Company and the conduct of its business in accordance with the provisions of the Act. The Company, the Manager and the Members hereby agree that during the term of the Company set forth in Section 2.8, the rights and obligations of the Members and the Manager with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Act. On any matter on which this Agreement is silent, the Act shall control. No provision of this Agreement shall be in violation of the Act and, to the extent any provision of this Agreement is in violation of the Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement. Where the Act provides that a provision of the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control. It is expressly agreed that this Agreement does not provide for contractual appraisal rights pursuant Section 18-210 of the Act.
Section 1.4.Name. The name of the Company is “MIDAS OPCO HOLDINGS LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Manager, under any other name.
Section 1.5.Registered Office; Registered Agent. The location of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Manager may from time to time change the Company’s registered office and registered agent in the State of Delaware.
Section 1.6.Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Manager from time to time.
Section 1.7.Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.
Section 1.8.Term. The term of the Company commenced on the date of filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article X.
Section 1.9.Tax Treatment. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a partnership for federal and applicable state income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. None of the Company, the Manager or any Member shall (a) file or cause the Company to file any entity classification election to treat the Company as an association taxable as a corporation for U.S. federal tax purposes, nor (b) shall file any tax returns or otherwise take a tax or financial reporting position in a manner inconsistent with the treatment of the Company as a partnership for federal and applicable state income tax purposes unless otherwise required after a final determination (within the meaning of Section 1313(a) of the Code).
Article III
UNITS; CAPITAL CONTRIBUTIONS; MEMBERS
Section 1.1.Authorized Units; General Provisions With Respect to Units.
(a)Interests in the Company shall be represented by Units, or such other Equity Securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Manager shall determine in accordance with Section 3.4. Each authorized Unit may be issued pursuant to such agreements and in exchange for such Capital Contributions or other consideration as the Manager shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company. Exhibit A sets forth the Members and the number and class of Units held by each of them at the Effective Time.
(b)Initially, none of the Units will be represented by certificates; provided, that the Common Units issued to Stagwell, Stagwell FAF and their Permitted Transferees shall be represented by certificates, with the total amount of Common Units issued to Stagwell initially represented by two certificates: (i) the first certificate representing the portion of Stagwell’s Capital Contribution that is property subject to Section 704(c) of the Code and (ii) the second certificate representing the portion of Stagwell’s Capital Contribution that is property that is not subject to Section 704(c) of the Code, in each case, as Stagwell shall notify the Manager as soon reasonably possible after the addition of Stagwell as a Member of the Company and the completion of Stagwell’s Capital Contribution to the Company. If the Manager determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(b) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.
(c)The Company shall maintain as part of its books and records a register (the “Unit Register”) with respect to all Units issued by the Company. The Unit Register shall set forth the name of each Member and the number of Units held by each Member. All Transfers of Units validly made in accordance with Article VIII shall be recorded in the Unit Register. The names of the Members and the number of Units held by each Member as they appear in the Unit Register shall be the official record of the Members for all purposes. Absent manifest error in the Unit Register, the Company shall be entitled to rely exclusively on record ownership of Units as shown in the Unit Register for all purposes and shall be entitled to recognize the registered holder of Units as shown in the Unit Register as the holder of record of such Units and the Member with respect to the Interest represented thereby for all purposes; provided, however, that the Company shall treat the record owner of any certificate representing Units as the holder of the Units evidenced thereby unless and until such Units have been Transferred in accordance with this Agreement. At the Effective Time, Exhibit A shall constitute the Unit Register. From and after the Effective Time, subject to the foregoing provisions of this Section 3.1(c), the Company may maintain the Unit Register in such form as the Manager shall determine from time to time, and any changes in the information set forth in the Unit Register shall not require any amendment or other change to Exhibit A.
Section 1.2.Voting Rights. No Member has any voting rights except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the vote or approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members; provided, that notwithstanding anything to the contrary herein, the Common Units held by Stagwell or any Transferee thereof shall have no voting rights except as expressly set forth in this Agreement. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.
Section 1.3.Capital Contributions. At the Effective Time, after giving effect to the Transactions, each Member as of the Effective Time shall have made or shall be deemed to have made Capital Contributions equal to such Member’s Effective Time Capital Account Balance set forth on Exhibit A. Except for PubCo as provided in Section 3.4 and Section 3.6 (or, for the avoidance of doubt, as required by Section 8.03(c) of the Transaction Agreement), no Member shall be required to make additional Capital Contributions. Furthermore, except in connection with issuances of Equity Securities by PubCo as provided herein, the Company shall not issue, sell or Transfer any of its Equity Securities.
Section 1.4.Issuance of Additional Units or Interests; Exchanges and Repurchases; Recapitalizations.
(a)From and after the Effective Time to the extent required by Section 3.4(b), the Manager may authorize and create, and cause the Company to issue, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of securities having such rights, preferences and privileges as determined by the Manager) solely to the extent they are in the aggregate substantially equivalent to a class of Equity Securities of PubCo except as otherwise expressly provided herein; provided, that following the Effective Time, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a Joinder and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Manager.
(b)If at any time after the Effective Time PubCo issues a share of its Class A Stock or any other Equity Security of PubCo (other than (A) shares of Class C Stock or (B) the Initial Series 8 Preferred Stock), (i) the Company shall issue to PubCo one Common Unit (if PubCo issues a share of Class A Stock), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Stock) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo and (ii) the net proceeds received by PubCo with respect to the corresponding share of Class A Stock or other Equity Security, if any, shall be concurrently transferred to the Company by PubCo; provided, however, that if PubCo issues any shares of Class A Stock in order to purchase or fund the purchase from a Member of a number of Common Units (and correspondingly cancels shares of Class C Stock) equal to the number of shares of Class A Stock so issued, then the Company shall not issue any new Common Units in connection therewith and PubCo shall not be required to transfer such net proceeds to the Company. Notwithstanding the foregoing, this Section 3.4(b) shall not apply to (i) the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (it being understood that upon exchange of Common Units for Class A Stock, such Class A Stock will be issued together with a corresponding right) or (ii) the issuance under the Equity Plans of any warrants, options or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in the foregoing cases apply to the issuances of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property. Except pursuant to Section 3.6 and other than in connection with the issuances of the Initial Series 8 Preferred Stock, (x) the Company may not issue any additional Common Units to PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary issues or sells an equal number of shares of PubCo’s Class A Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company. Notwithstanding anything contained herein to the contrary, the Company shall only be able to issue additional Units or other Equity Interests in the Company to Persons and on the terms and conditions provided for in Section 3.1, Section 3.3, and Section 3.4.
(c)Neither PubCo nor any of its Subsidiaries may redeem, repurchase or otherwise acquire (other than in connection with the Series 4 Redemption and the Series 4 Exchange) (i) any shares of Class A Stock (including upon forfeiture of any unvested shares of Class A Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Common Units for the same price per security or (ii) any other Equity Securities of PubCo unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo for the same price per security. Except pursuant to Section 3.6, the Company may not redeem, repurchase or otherwise acquire (other than in connection with the Series 4 Exchange) (A) any Common Units from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Stock for the same price per security from holders thereof, or (B) any other Equity Securities of the Company from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the redemption or repurchase of any shares of Class A Stock or other Equity Securities of PubCo or any of its Subsidiaries consists (in whole or in part) of shares of Class A Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.
(d)The Company shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCo shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(e)In connection with the Series 4 Exchange and the issuance of the shares of Initial Series 8 Preferred Stock, the Company will (i) acquire from PubCo one (1) Series 4 Preferred Unit for each share of Series 4 Preferred Stock accepted from BSPI by PubCo for a share of Series 8 Preferred Stock and (ii) issue to PubCo one (1) Series 8 Preferred Unit for each share of Series 8 Preferred Stock issued from PubCo to BSPI.
Section 1.5.Other Matters.
(a)No Member shall be entitled to demand or receive a return on or of its Capital Contributions or withdraw from the Company, except as expressly provided in this Agreement. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.
(b)No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in or contemplated by this Agreement.
(c)The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, to any of the other Members, to the creditors of the Company, or to any other third party, for any debt or Liability of the Company, whether arising in Contract, tort or otherwise, solely by reason of being a Member of the Company.
(d)Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in its Capital Account, to lend any funds to the Company or to make any additional contributions or payments to the Company.
(e)The Company shall not be obligated for the repayment of any Capital Contributions of any Member.
Section 1.6.Exchange Right of Members.
(a)Each of the Members, other than PubCo, and any other wholly owned subsidiary of PubCo that becomes a Member following the date hereof, shall be entitled to exchange with the Company (an “Exchange”), at any time and from time to time, any or all of such Member’s Common Units (together with the transfer and surrender to PubCo of an equal number of shares of Class C Stock) for an equivalent number (subject to adjustment as provided in Section 3.6(g)) of shares of Class A Stock or, at the Company’s election validly made in accordance with Section 3.6(d), cash equal to the Cash Election Amount calculated with respect to such Exchange (the “Exchange Right”). For the avoidance of doubt, upon the Exchange of all Common Units held by a Member, such Member shall cease to be a Member.
(b)Notwithstanding Section 3.6(a), no Member may exercise its Exchange Right prior to the date that is six (6) months after the date of this Agreement.
(c)In order to exercise the Exchange Right, a Member (the “Exchanging Member”) shall provide written notice (the “Exchange Notice”) to the Company and PubCo, stating the number of Common Units (together with the transfer and surrender of an equal number of shares of Class C Stock) the Exchanging Member elects to have the Company redeem. If the Common Units to be redeemed (along with the shares of Class C Stock to be transferred and surrendered) are represented by a certificate or certificates, the Exchanging Member shall also present and surrender the certificate or certificates representing such Common Units and shares of Class C Stock during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent with respect to such Class A Stock. If required by PubCo, any certificate for Common Units and shares of Class C Stock surrendered in connection with an Exchange shall be accompanied by instruments of transfer, in form reasonably satisfactory to PubCo and the Transfer Agent, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an Underwritten Offering or otherwise) of the shares of Class A Stock for which the Common Units and shares of Class C Stock are redeemable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the shares of Class A Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided that the foregoing shall not apply to any Exchange for which the Company has made a valid Cash Election.
(d)Upon receipt of an Exchange Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Exchange by delivery to the Exchanging Member, in lieu of the applicable number of shares of Class A Stock that would be received in such Exchange, an amount of cash equal to the Cash Election Amount for such Exchange; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to make a Cash Election if such Cash Election would reasonably be expected to (i) require the Company or any of its Subsidiaries to incur Indebtedness or (ii) prevent the Company of any of its Subsidiaries from repaying any amounts due or intended to be paid in connection with outstanding Indebtedness as previously contemplated by the board of directors of PubCo, in either case, in the twelve (12) months following receipt of the relevant Exchange Notice. In order to make a Cash Election with respect to an Exchange, the Company must provide written notice (the “Cash Election Notice”) of such election to the Exchanging Member prior to 5:00 pm, New York time, on the first Business Day after the date on which the Exchange Notice shall have been received by the Company and PubCo. If the Company fails to provide a Cash Election Notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Exchange. The Exchanging Member may retract its Exchange Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo) at any time prior to 5:00 pm, New York time, on the first Business Day after delivery of the Cash Election Notice. The timely delivery of a Retraction Notice shall terminate the Exchanging Member’s, the Company’s and PubCo’s rights and obligation under this Section 3.6 arising from the retracted Exchange Notice.
(e)Notwithstanding anything to the contrary in Section 3.6(c) or 3.6(d), in the event the Company fails to timely make a valid Cash Election in connection with an Exchange, an Exchanging Member shall be entitled, at any time prior to the consummation of the Exchange, to revoke its Exchange Notice or delay the consummation of an Exchange if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Stock to be registered for such Exchanging Member at or immediately following the consummation of the Exchange shall have ceased to be effective pursuant to any action or inaction by the Commission or no such resale registration statement has yet become effective; (ii) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange; (iii) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of the registration statement and such deferral, delay or suspension shall affect the ability of such Exchanging Member to have the resale of its Class A Stock registered at or immediately following the consummation of the Exchange; (iv) PubCo shall have disclosed to such Exchanging Member (after receiving consent of such Exchanging Member) or such Exchanging Member otherwise receives as a result of any officer or director of such Exchanging Member also acting as an officer or director of PubCo any material non-public information concerning PubCo or its Subsidiaries, taken as a whole, the receipt of which results in the Exchanging Member being prohibited or restricted from selling Class A Stock at or immediately following the Exchange without disclosure of such information (and PubCo does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Stock was to be registered by such Exchanging Member at or immediately following the Exchange shall have been issued by the Commission; (vi) there shall be in effect an injunction, a restraining order or decree of any nature of any Governmental Entity that restrains or prohibits the Exchange; (vii) PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Exchanging Member to consummate the resale of the Class A Stock to be received upon such Exchange pursuant to an effective registration statement; or (viii) the Exchange Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period. If an Exchanging Member delays the consummation of an Exchange pursuant to this Section 3.6(e), (A) the Exchange Date shall occur on the third Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier date as PubCo, the Company and Exchanging Member may mutually agree in writing) and (B) notwithstanding anything to the contrary in Section 3.6(d), the Exchanging Member may retract its Exchange Notice by giving a Retraction Notice to the Company (with a copy to PubCo) at any time prior to 5:00 pm, New York time, on the first Business Day following the date on which the conditions giving rise to such delay cease to exist.
(f)If the Company has not made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice and the surrender to the Company of the certificate or certificates, if any, representing such Common Units and shares of Class C Stock (but in any event by the Exchange Date, as defined below), PubCo shall issue and contribute to the Company, and the Company shall deliver to the Exchanging Member, or on the Exchanging Member’s written order, the number of shares of Class A Stock issuable upon the Exchange (in book-entry or certificated form, as determined by PubCo, and with such legends as may be required in accordance with applicable Law), and the Company shall deliver such surrendered Common Units and shares of Class C Stock to PubCo in exchange for no additional consideration. If the Company has made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice (but in no event more than two (2) Business Days after receipt of the Exchange Notice), PubCo shall contribute to the Company the cash consideration the Exchanging Member is entitled to receive in the Exchange and, upon surrender to the Company of the certificate or certificates, if any, representing such Common Units and shares of Class C Stock, the Company shall deliver to the Exchanging Member as directed by the Exchanging Member by wire transfer of immediately available funds the Cash Election Amount payable upon the Exchange, and the Company shall deliver such surrendered Common Units and shares of Class C Stock to PubCo for no additional consideration. Each Exchange shall be deemed to have been effected on (i) the Business Day after the date on which the Exchange Notice shall have been received by the Company, PubCo or the Transfer Agent, as applicable (subject to receipt by the Company, PubCo or the Transfer Agent, as applicable, within three Business Days thereafter of any required instruments of transfer as aforesaid) if the Company has not made a valid Cash Election with respect to such Exchange or (y) if the Company has made a valid Cash Election with respect to such Exchange, the first Business Day on which the Company has available funds to pay the Cash Election Amount (but in no event more than two (2) Business Days after receipt of the Exchange Notice), or (ii) such later date specified in or pursuant to the Exchange Notice (such date identified in clause (i) or (ii), as applicable, the “Exchange Date”). If the Company has not made a valid Cash Election, and the Person or Persons in whose name or the shares of Class A Stock shall be issuable upon such Exchange as aforesaid shall be deemed to have become, on the Exchange Date, the holder or holders of record of the shares represented thereby. Notwithstanding anything herein to the contrary and in addition to the rights set forth in Section 3.6(d), unless the Company has made a valid Cash Election (and the Exchanging Member has failed to timely deliver a Retraction Notice in accordance with Section 3.6(d)), any Exchanging Member may retract or amend an Exchange Notice, in whole or in part, prior to the effectiveness of the applicable Exchange, at any time prior to 5:00 p.m., New York, New York time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable Law) by delivery of a written notice of retraction to the Company (with a copy to PubCo), specifying (1) the numbers of the withdrawn Common Units and shares of Class B Stock (and the applicable certificate numbers therefor, if certificated), (2) if any, the number of Common Units and shares of Class C Stock as to which the Exchange Notice remains in effect and (3) if the Exchanging Member so determines, a new Exchange Date or any other new or revised information permitted in an Exchange Notice.
(g)If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Stock are converted or changed into another security, securities or other property, or (ii) PubCo shall, by dividend or otherwise, distribute to all holders of the shares of Class A Stock evidences of its Indebtedness or assets, including securities (including shares of Class A Stock and any rights, options or warrants to all holders of the shares of Class A Stock to subscribe for or to purchase or to otherwise acquire shares of Class A Stock, or other securities or rights convertible into, exchangeable for or exercisable for shares of Class A Stock) but excluding any cash dividend or distribution as well as any such distribution of Indebtedness or assets received by PubCo from the Company in respect of the Units, then upon any subsequent Exchange, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 3.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.
(h)PubCo shall at all times keep authorized and available, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Stock that shall be issuable upon the Exchange of all outstanding Common Units and shares of Class C Stock; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect of an Exchange by delivery of shares of Class A Stock that are held in the treasury of PubCo. PubCo covenants that all shares of Class A Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Stock are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all shares of Class A Stock issued upon an Exchange to be listed on such National Securities Exchange at the time of such issuance.
(i)Unless otherwise required by applicable Law, each Exchange shall be treated for federal (and applicable state and local) income tax purposes as an exchange with PubCo of the Exchanging Member’s Common Units for shares of Class A Stock or cash, as applicable, for purposes of Section 743 and other applicable Sections of the Code. The issuance of shares of Class A Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares are to be issued in a name other than that of the Exchanging Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of PubCo that such tax has been paid or is not payable.
(j)In connection with a PubCo Change of Control, PubCo shall have the right to require each Member (other than PubCo and any wholly owned subsidiary of PubCo that becomes a Member following the date hereof) to effect an Exchange of all but not less than all of such Member’s Common Units and cancel a corresponding number of such Member’s shares of Class C Stock in exchange for an equal number of newly issued shares of Class A Common Stock. Any Exchange pursuant to this Section 3.6(j) shall be effective immediately prior to the consummation of the PubCo Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Change of Control is not consummated) (the date of such effectiveness, the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Common Units and shares of Class C Stock subject to such Exchange shall be deemed to have been transferred to PubCo on the Change of Control Exchange Date and (ii) such Member shall cease to have any rights with respect to such Common Units and shares of Class C Stock subject to such Exchange (other than the right to receive shares of Class A Common Stock pursuant to such Exchange). PubCo shall provide written notice of an expected PubCo Change of Control transaction to all Members within the earlier of (x) five (5) Business Days following the execution of the definitive agreement with respect to such PubCo Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Change of Control is to be effected, indicating in such notice such information as may reasonably describe the PubCo Change of Control transaction, subject to applicable Law, including the date of execution of such definitive agreement or such proposed effective date, as applicable, the amount and type of consideration to be paid for shares of Class A Stock in the PubCo Change of Control, and any election with respect to types of consideration that a holder of shares of Class A Stock, as applicable, shall be entitled to make in connection with such PubCo Change of Control. Following the delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such Exchange, including taking any action and delivering any document required pursuant to Section 3.6(c) to effect such Exchange.
(k)In the event that a tender offer, share exchange offer, issuer bid, take-over bid, merger, recapitalization or similar transaction with respect to shares of Class A Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the board of directors of PubCo or is otherwise effected or to be effected with the consent or approval of the board of directors of PubCo, each Member (other than PubCo and any wholly owned subsidiary of PubCo that becomes a Member following the date hereof) shall be permitted to participate in such PubCo Offer by delivery of a contingent Exchange Notice in accordance with the last sentence of Section 3.6(c) with respect to its Common Units and shares of Class C Stock (other than with respect to any Common Units or shares of Class C Stock to which the Company exercised its right to require any such Member to effect an Exchange pursuant to Section 3.6(i) in connection with a PubCo Change of Control) (the “Eligible PubCo Offer Securities”). In the case of a PubCo Offer proposed by PubCo, PubCo will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Members (other than PubCo and any wholly owned subsidiary of PubCo that becomes a Member following the date hereof) to participate in such PubCo Offer with respect to such Eligible PubCo Offer Securities to the same extent or on an economically equivalent basis as the holders of shares of PubCo without discrimination; provided, that without limiting the generality of this sentence, PubCo will use its reasonable best efforts expeditiously and in good faith to ensure that such Members may participate in each such PubCo Offer with respect to such Eligible PubCo Offer Securities without being required to cause the Exchange of Common Units and cancellation of shares of Class C Stock (or, if so required, to ensure that any such Exchange shall be effective only upon, and shall be conditional upon, the closing of such PubCo Offer and only to the extent necessary to tender or deposit to PubCo Offer in accordance with the last sentence of Section 3.6(c), or, as applicable, to the extent necessary to exchange the Eligible PubCo Offer Securities being repurchased).

(l)No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Common Units so redeemed in respect of a record date that occurs prior to the Exchange Date for such Exchange. For the avoidance of doubt, no Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Stock, shall be entitled to receive, with respect to the same fiscal quarter, distributions or dividends both on Common Units redeemed from such Exchanging Member and on shares of Class A Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange, unless the Company makes more than one distribution during any given fiscal quarter.
Section 1.7.Rights of the Preferred Units. The Company intends that (w) the rights, preferences and privileges of the Series 4 Preferred Units issued to PubCo, subject to Section 5.2(a) and Section 5.1(a)(i), mirror the rights, preferences and privileges of the Series 4 Preferred Stock issued by PubCo, and that at all times the ratio between the number of outstanding Series 4 Preferred Units and the number of outstanding shares of Series 4 Preferred Stock be maintained at 1:1, (x) the rights, preferences and privileges of the Series 6 Preferred Units issued to PubCo, subject to Section 5.2(a), mirror the rights, preferences and privileges of the Series 6 Preferred Stock issued by PubCo, and that at all times the ratio between the number of outstanding Series 6 Preferred Units and the number of outstanding shares of Series 6 Preferred Stock be maintained at 1:1 and (y) the rights, preferences and privileges of the Series 8 Preferred Units issued to PubCo, subject to Section 5.2(a) and Section 5.1(a)(ii), mirror the rights, preferences and privileges of the Series 8 Preferred Stock issued by PubCo, and that at all times the ratio between the number of outstanding Series 8 Preferred Units and the number of outstanding shares of Series 8 Preferred Stock be maintained at 1:1. Accordingly, the terms and provisions of this Section 3.7 shall be construed in accordance with such intent, and (w) to the extent there is a conflict between the rights, preferences and privileges of the Series 4 Preferred Units under this Agreement and the rights, preferences and privileges of the Series 4 Preferred Stock under the Series 4 Certificate of Designation, the terms of the Series 4 Certificate of Designation shall control, (x) to the extent there is a conflict between the rights, preferences and privileges of the Series 6 Preferred Units under this Agreement and the rights, preferences and privileges of the Series 6 Preferred Stock under the Series 6 Certificate of Designation, the terms of the Series 6 Certificate of Designation shall control and (y) to the extent there is a conflict between the rights, preferences and privileges of the Series 8 Preferred Units under this Agreement and the rights, preferences and privileges under the Series 8 Preferred Stock under the Series 8 Certificate of Designation, the terms of the Series 8 Certificate of Designation shall control (except that, for the avoidance of doubt, Section 5.1(a)(i) and Section 5.1(a)(ii) and the provisions that herein that reference it shall continue to apply regardless of whether there are corresponding terms in the Series 4 Certificate of Designation). Subject to the foregoing, the Series 4 Preferred Units, the Series 6 Preferred Units and the Series 8 Preferred Units (collectively, the “Preferred Units”) shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(a)Dividends or Other Distributions.
(i)Series 4 Preferred Units.
(A)In the event PubCo is required to declare a Dividend (as defined in the Series 4 Certificate of Designation), on or before the date such Dividend is to be paid, the Manager shall cause the Company to make a distribution of cash to PubCo in respect of the Series 4 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Dividend, which distribution shall be, for the avoidance of doubt, in addition to any amounts distributable to PubCo pursuant to Section 5.2(a).
(B)To the extent the holders of the Series 4 Preferred Stock are entitled to participate in any dividends or distributions (whether in cash or other property, but not including dividends or distributions of Class A Stock or other PubCo Equity Securities addressed in Section 3.7(a)(i)(C) to holders of Class A Stock, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 4 Preferred Units in an amount and type equal to the amount to be paid by PubCo to the holders of the Series 4 Preferred Stock, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 4 Preferred Units pursuant to Section 5.2(a).
(C)To the extent the holders of the Series 4 Preferred Stock are entitled to participate in any dividends or distributions of Class A Stock or other PubCo Equity Securities to holders of Class A Stock, consistent with Section 3.4(b), the Manager shall cause the Company to issue to PubCo a number of Common Units or such other Equity Security of the Company, as applicable, equal to the number of shares of Class A Common Stock or other PubCo Equity Security, as applicable, being issued by PubCo to the holders of the Series 4 Preferred Stock.

(ii)Series 6 Preferred Units.
(A)In the event PubCo is required to declare a Dividend (as defined in the Series 6 Certificate of Designation), on or before the date such Dividend is to be paid, the Manager shall cause the Company to make a distribution of cash to PubCo in respect of the Series 6 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Dividend, which distribution shall be, for the avoidance of doubt, in addition to any amounts distributable to PubCo pursuant to Section 5.2(a).
(B)To the extent the holders of the Series 6 Preferred Stock are entitled to participate in any dividends or distributions (whether in cash or other property, but not including dividends or distributions of Class A Stock or other PubCo Equity Securities addressed in Section 3.7(a)(ii)(C)) to holders of Class A Stock, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 6 Preferred Units in an amount and type equal to the amount to be paid by PubCo to the holders of the Series 6 Preferred Stock, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 6 Preferred Units pursuant to Section 5.2(a).
(C)To the extent the holders of the Series 6 Preferred Stock are entitled to participate in any dividends or distributions of Class A Stock or other PubCo Equity Securities to holders of Class A Stock, consistent with Section 3.4(b), the Manager shall cause the Company to issue to PubCo a number of Common Units or such other Equity Security of the Company, as applicable, equal to the number of shares of Class A Common Stock or other PubCo Equity Security, as applicable, being issued by PubCo to the holders of the Series 6 Preferred Stock.
(iii)Series 8 Preferred Units.
(A)In the event PubCo is required to declare a Dividend (as defined in the Series 8 Certificate of Designation), on or before the date such Dividend is to be paid, the Manager shall cause the Company to make a distribution of cash to PubCo in respect of the Series 8 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Dividend, which distribution shall be, for the avoidance of doubt, in addition to any amounts distributable to PubCo pursuant to Section 5.2(a).
(B)To the extent the holders of the Series 8 Preferred Stock are entitled to participate in any dividends or distributions (whether in cash or other property, but not including dividends or distributions of Class A Stock or other PubCo Equity Securities addressed in Section 3.7(a)(iii)(C)) to holders of Class A Stock, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 8 Preferred Units in an amount and type equal to the amount to be paid by PubCo to the holders of the Series 8 Preferred Stock, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 8 Preferred Units pursuant to Section 5.2(a).
(C)To the extent the holders of the Series 8 Preferred Stock are entitled to participate in any dividends or distributions of Class A Stock or other PubCo Equity Securities to holders of Class A Stock, consistent with Section 3.4(b), the Manager shall cause the Company to issue to PubCo a number of Common Units or such other Equity Security of the Company, as applicable, equal to the number of shares of Class A Common Stock or other PubCo Equity Security, as applicable, being issued by PubCo to the holders of the Series 8 Preferred Stock.
(b)Liquidation.
(i)Series 4 Preferred Stock. In the event PubCo is required to make a Series 4 Preferred Stock Liquidation Payment in cash or other property (other than Equity Securities of the Company), on or before the related date fixed for the liquidation, dissolution or winding up of the affairs of PubCo, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 4 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Series 4 Preferred Stock Liquidation Payment, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 4 Preferred Units pursuant to Section 5.2(a), and/or Section 10.3.
(ii)Series 6 Preferred Stock. In the event PubCo is required to make a Series 6 Preferred Stock Liquidation Payment in cash or other property (other than Equity Securities of the Company), on or before the related date fixed for the liquidation, dissolution or winding up of the affairs of PubCo, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the

Series 6 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Series 6 Preferred Stock Liquidation Payment, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 6 Preferred Units pursuant to Section 5.2(a), and/or Section 10.3.
(iii)Series 8 Preferred Stock. In the event PubCo is required to make a Series 8 Preferred Stock Liquidation Payment in cash or other property (other than Equity Securities of the Company), on or before the related date fixed for the liquidation, dissolution or winding up of the affairs of PubCo, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 8 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Series 8 Preferred Stock Liquidation Payment, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 8 Preferred Units pursuant to Section 5.2(a), and/or Section 10.3.
(c)Conversion.
(i)Series 4 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that a share of Series 4 Preferred Stock is converted into one or more shares of Class A Stock, an equal number of Series 4 Preferred Units shall automatically be cancelled in exchange for (without any further action of the Company or PubCo) the issuance to PubCo of a number of Common Units at the same conversion ratio as applied to the conversion of the Series 4 Preferred Stock into Class A Stock; provided, however, that in the event that all of the remaining Series 4 Preferred Units are cancelled prior to the time the Unpaid Series 4 Priority Return is paid in full, Pubco’s right to receive further payments in respect of the Unpaid Series 4 Priority Return shall not be affected by the cancellation of the Series 4 Preferred Units; provided further that as of the Series 8 Exchange Time the Unpaid Series 4 Priority Return shall be deemed to be satisfied in full and no longer outstanding.
(ii)Series 6 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that a share of Series 6 Preferred Stock is converted into one or more shares of Class A Stock, an equal number of Series 6 Preferred Units shall automatically be cancelled in exchange for (without any further action of the Company or PubCo) the issuance to PubCo of a number of Common Units at the same conversion ratio as applied to the conversion of the Series 6 Preferred Stock into Class A Stock.
(iii)Series 8 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that a share of Series 8 Preferred Stock is converted into one or more shares of Class A Stock, an equal number of Series 8 Preferred Units shall automatically be cancelled in exchange for (without any further action of the Company or PubCo) the issuance to PubCo of a number of Common Units at the same conversion ratio as applied to the conversion of the Series 8 Preferred Stock into Class A Stock; provided, however, that in the event that all of the remaining Series 8 Preferred Unites are cancelled prior to the time the Unpaid Series 8 Priority Return is paid in full, Pubco’s right to receive further payments in respect of the Unpaid Series 8 Priority Return shall not be affected by the cancellation of the Series 8 Preferred Units.
(d)Redemption.
(i)Series 4 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that PubCo is required to redeem a share of Series 4 Preferred Stock pursuant to Section 7 of the Series 4 Certificate of Designation, the Company shall redeem an equal number of Series 4 Preferred Units from PubCo in exchange for the same consideration that is to be paid by PubCo in the redemption of the Series 4 Preferred Stock, which shall be in addition to any amounts distributable to PubCo (for further distribution to PubCo) with respect to Series 4 Preferred Units pursuant to Section 5.2(a); provided, however, that in the event that all of the remaining Series 4 Preferred Units are redeemed prior to the time the Unpaid Series 4 Priority Return is paid in full, Pubco’s right to receive further payments in respect of the Unpaid Series 4 Priority Return shall not be affected by the redemption of the Series 4 Preferred Units; provided further that as of the Series 8 Exchange Time the Unpaid Series 4 Priority Return shall be deemed to be satisfied in full and no longer outstanding.
(ii)Series 6 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that PubCo is required to redeem a share of Series 6 Preferred Stock pursuant to Section 7 of the Series 6 Certificate of Designation, the Company shall redeem an equal number of Series 6 Preferred Units from PubCo in exchange for the same consideration that is to be paid by PubCo in the redemption of the Series 6 Preferred Stock, which shall be in addition to any amounts distributable to PubCo with respect to Series 6 Preferred Units pursuant to Section 5.2(a).
(iii)Series 8 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that PubCo is required to redeem a share of Series 8 Preferred Stock pursuant to Section 7 of the Series 8 Certificate of Designation, the Company shall redeem an equal number of Series 8 Preferred Units from PubCo in exchange for the same consideration that is to be paid by PubCo in the redemption of the Series 8 Preferred Stock, which shall be in addition to any amounts distributable to PubCo with respect to Series 8 Preferred Units pursuant to Section 5.2(a); provided, however, that in the event that all of the remaining Series 8 Preferred Units are redeemed prior to the time the Unpaid Series 8 Priority Return is paid in full, Pubco’s right to receive further payments in respect of the Unpaid Series 8 Priority Return shall not be affected by the redemption of the Series 8 Preferred Units.
(e)Voting. Except as otherwise required by the Act or other applicable law or in Section 11.1, holders of Preferred Units shall not be entitled to any vote on matters submitted to the Members for approval.
(f)Exceptions. Notwithstanding any other provision of this Section 3.7, no distribution, redemption or conversion shall be effected to the extent such distribution, redemption or conversion would render the Company insolvent or violate applicable law or any material restrictions contained in any agreement to which the Company is a party as of the Effective Time (without giving effect to any amendments of such agreement after the Effective Time). The Manager shall not approve, and the Company shall not make, any distribution pursuant to this Section 3.7 at any time that PubCo is not permitted or required to make a dividend or make a liquidating distribution in respect of junior securities pursuant to the Series 4 Certificate of Designation, the Series 6 Certificate of Designation or the Series 8 Certificate of Designation.
Article IV
CAPITAL ACCOUNTS; ALLOCATIONS OF PROFITS AND LOSSES
Section 1.1.Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. For this purpose, the Company may (in the discretion of the Partnership Representative), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. The Capital Account balance of each of the Members as of the Effective Time is its respective Effective Time Capital Account Balance set forth on Exhibit A. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.2 and any other items of income or gain allocated to such Member pursuant to Section 4.3, (ii) the amount of additional cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.2 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.3, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).
Section 1.2.Profits and Losses. After giving effect to the allocations under Section 4.3, Profits and Losses (and, to the extent determined by the Partnership Representative to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year shall be allocated among the Members during such Fiscal Year in a manner such that, after giving effect to the special allocations set forth in Section 4.3 and all distributions through the end of such Fiscal Year, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 10.2(b) if all assets of the Company on hand at the end of such Fiscal Year were sold for cash equal to their Gross Asset Values, all Liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such Liability), and all remaining or resulting cash was distributed, in accordance with Section 10.2(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.
Section 1.3.Special Allocations.
(a)Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members on a pro rata basis in accordance with the number of Units owned by each Member.
(b)Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 4.3(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.
(c)Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior Fiscal Years to allocate among the Members under this Section 4.3(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(d)Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Agreement except Section 4.3(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior Fiscal Years to allocate among the Members under this Section 4.3(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(e)Notwithstanding any provision hereof to the contrary except Section 4.3(c) and Section 4.3(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), resulting in, or increasing, an Adjusted Capital Account Deficit for such Member, items of Company income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 4.3(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(e) were not in this Agreement. This Section 4.3(e) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(f)If any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income, gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.3(e) and this Section 4.3(f) were not in this Agreement.
(g)To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(h)The allocations set forth in Section 4.3(a) through Section 4.3(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.3(h) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.
(i)The Manager may, in its reasonable discretion, cause the Company to make allocations of items of gross income and gain to the holders of Preferred Units to the extent necessary to cause, after taking into account distributions with respect to Preferred Units, and allocations to be made pursuant to Section 4.2, Capital Account balances attributable to Preferred Units, to be, as nearly as possible, equal to amounts distributable with respect to Preferred Units pursuant to Section 10.2(b)(iii).
Section 1.4.Allocations for Tax Purposes in General.
(a)Except as otherwise provided in this Section 4.4, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 4.2 and Section 4.3.
(b)In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted federal income tax basis shall, solely for federal income tax purposes, be allocated among the Members to account for any such difference using the methods determined by the Manager to be appropriate and in accordance with the applicable Treasury Regulations.
(c)Any (i) recapture of Depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of allocations under Code Section 704(c)), and (ii) recapture of credits shall be allocated to the Members in accordance with applicable Law.
(d)Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
(e)If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company (including a conversion of any Preferred Units), a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).
Section 1.5.Other Allocation Rules.
(a)The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The

Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.
(b)All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder
(c)The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Manager and permissible under the Treasury Regulations.
Article V
DISTRIBUTIONS
Section 1.1.Distributions.
(a)Distributions. To the extent permitted by applicable Law and hereunder, distributions to Members may be declared by the Manager out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Manager shall determine using such record date as the Manager may designate; such distribution shall be made to the Members as of the close of business on such record date in the following priority:
(i)In the Manager’s discretion, out of the accumulated Profits of the Company since the Effective Time that have not previously been distributed under this Section 5.1(a)(i), all or a portion of the Unpaid Series 4 Priority Return in respect of the Series 4 Preferred Units;
(ii)In the Manager’s discretion, out of the accumulated Profits of the Company since the Series 8 Exchange Time that have not previously been distributed under this Section 5.1(a)(ii), all or a portion of the Unpaid Series 8 Priority Return in respect of the Series 8 Preferred Units;
(iii)Thereafter, on a pro rata basis in accordance with the number of Units owned by each Member (except that repurchases or exchanges made in accordance with Section 3.4(c) or payments made in accordance with Section 6.4 need not be on a pro rata basis) in accordance with the number of Units owned by each Member as of the close of business on such record date;
provided, however, that in the case of distributions under clauses (i) and (ii) hereof, the Company shall have the obligation to make distributions pursuant to Section 6.4; and provided further that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent and provided further, that no distribution shall be made to the holders of Common Units pursuant to this Section 5.1(a) in respect thereof unless and until all distributions to the holders of Preferred Units have been made in accordance with Section 3.7. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.1, the Manager shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.
(b)Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Member’s Units.
(c)Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Manager. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 4.2 and Section 4.3.

Section 1.2.Tax Distributions. If the amounts distributed to the Members pursuant to Section 5.1(a) of this Agreement during a calendar year as of each Tax Distribution Date with respect to such calendar year are less than the amount that would be distributed pursuant to this Section 5.2, then on each Tax Distribution Date, the Company shall, subject to the availability of funds and to any restrictions contained in any agreement to which the Company is bound, make distributions:
(a)to PubCo in an amount equal to all of PubCo’s Assumed Tax Liability attributable to the estimated or actual taxable income of the Company, as determined for federal income tax purposes, allocated to PubCo pursuant to Article IV with respect to its Preferred Units during the Fiscal Year or other taxable period to which the tax-related distribution under this Section 5.2 relates; and
(b)to the Members on a pro rata basis in accordance with the number of Common Units owned by each Member in an amount sufficient to cause PubCo to receive an aggregate distribution with respect to its Common Units equal to PubCo’s remaining Assumed Tax Liability (after the distribution under Section 5.2(a)) during the Fiscal Year or other taxable period to which the tax-related distribution under this Section 5.2 relates.
Section 1.3.Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.
Article VI
MANAGEMENT
Section 1.1.The Manager; Fiduciary Duties.
(a)The Company shall be managed by a single manager (as such term is defined in the Act) (the “Manager”). Except as otherwise required by Law or for matters in which the vote or approval of any Member is specifically required under this Agreement, (i) the Manager shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Manager, and the Manager shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.
(b)The Manager may be any Person (other than a syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act) and may, but need not be, a Member. PubCo shall be the initial Manager as of the Effective Time and shall serve as the Manager from and after the Effective Time until a successor Manager is duly appointed by PubCo.
(c)In connection with the performance of its duties as the Manager of the Company, the Manager acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The parties acknowledge that PubCo, as the initial Manager and for so long as it continues to be the Manager, will take action through its board of directors, and that the members of PubCo’s board of directors will owe comparable fiduciary duties to the stockholders of PubCo.
Section 1.2.Officers.
(a)The Manager may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Manager may delegate to any such Persons such authority to act on behalf of the Company as the Manager may from time to time deem appropriate.
(b)Except as otherwise set forth herein, the President, if appointed by the Manager in its discretion, will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Manager are carried into effect. The President will report to the Manager and have the general powers and duties of management usually vested in the office of President of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Manager or this Agreement. The President will have the power to execute bonds, mortgages and other Contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Manager to some other Officer or agent of the Company.
(c)Except as set forth herein, the Manager may appoint Officers at any time, and the Officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Manager deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Manager, subject to all rights, if any, of such Officer under any Contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Manager.
(d)Any Officer may be removed, either with or without cause, by the Manager. Any Officer may resign at any time by giving written notice to the Manager. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any Contract to which the Officer is a party or under applicable Law. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.
Section 1.3.Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:
(a)one or more employees or other agents of the Company or in subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and
(b)any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such person’s professional or expert competence.
Section 1.4.Indemnification.
(a)Subject to the limitations and conditions provided in this Section 6.4, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact he, she or it, or a Person of which he, she or it is the legal representative, is or was a Member (or an Affiliate thereof), the Manager or an Officer (each, a “Company Indemnitee”), in each case, shall be indemnified by the Company to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such Law permitted the Company to provide prior to such amendment) against all judgment, penalties (including excise and similar taxes and punitive damages), fines, settlement and expenses (including attorneys’ fees and expenses) actually incurred by such Company Indemnitee in connection with such Proceeding, appeal, inquiry or investigation, if such Company Indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Company Indemnitee’s conduct was unlawful. Expenses incurred by a Company Indemnitee who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Company Indemnitee to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company. Indemnification under this Section 6.4 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 6.4 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.4 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 6.4 could involve indemnification for negligence or under theories of strict liability. The right to indemnification and the advancement of expenses conferred in this Section 6.4 shall not be exclusive of any other rights which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise and such rights shall continue as to a Company Indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the Company Indemnitee’s heirs, estate, executors, administrators and legal representatives.
(b)The Company shall indemnify PubCo for any MDC Pre-Closing Tax and New MDC Pre-Closing Tax (each, as defined in the Transaction Agreement), and shall make such payments to any applicable tax authority or PubCo, as contemplated by Section 8.03(c) of the Transaction Agreement; provided, for clarity, no amount shall be payable to PubCo under this Section 6.4(b) to the extent the MDC Pre-Closing Tax or New MDC Pre-Closing Tax, as the case may be, has been paid by the Company directly to the applicable tax authority or the adjustments giving rise to such MDC Pre-Closing Tax or New MDC Pre-Closing Tax, as the case may be, have been taken into account in clause (y) of the proviso to the definition of Assumed Tax Liability.
Section 1.5.Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Manager) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company or the Manager, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.
Section 1.6.Resignation of Manager; Vacancy. The Manager may resign as the Manager at any time; provided, however, that no (i) such resignation or removal shall be effective until a successor Manager has been duly appointed by PubCo, and (ii) PubCo shall not resign as the Manager for so long as PubCo is a Member.
Section 1.7.No Inconsistent Obligations. The Manager represents that it does not have any Contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Manager) under this Agreement and covenants that, except as permitted by Section 6.1, it will not enter into any Contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.
Section 1.8.Compensation; Certain Costs and Expenses. The Manager shall not be compensated for its services as the Manager of the Company. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) in the sole discretion of the Manager, bear and/or reimburse the Manager for any costs, fees or expenses incurred by it in connection with serving as the Manager. To the extent that the Manager determines in good faith that such expenses are related to the business and affairs of the Manager that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Manager), the Manager may cause the Company to pay or bear all expenses of the Manager, including, without limitation, costs of securities offerings not borne directly by the Members, board of directors’ compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes.
Article VII
ROLE OF MEMBERS
Section 1.1.Rights or Powers. The Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be the Manager or an employee, or be retained as an agent of, the Company, the Manager or any of their respective Affiliates. The existence of these relationships and acting in such capacities will not result in the Member (in its capacity as such) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member shall not, in its capacity as a Member, take part in the operation, management or control of the

Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company
Section 1.2.Voting.
(a)Meetings of the Members may be called by the Manager and shall be called by the Manager upon the written request of Members holding at least 10% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days nor more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Common Units shall constitute the act of the Members; provided, that notwithstanding anything to the contrary herein, the Common Units held by Stagwell or any Transferee thereof shall have no voting rights except as expressly set forth in this Agreement.
(b)Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. Every proxy shall be revocable at the pleasure of the Member executing it.
(c)Each meeting of Members shall be conducted by an Officer designated by the Manager or such other individual person as the Manager deems appropriate.
(d)Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.
Section 1.3.Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Partnership Representative.
Section 1.4.Withdrawal of PubCo. PubCo shall not, by any means, withdraw as a Member or otherwise cease to be a Member except in compliance with this Section 7.4. No withdrawal of PubCo as a Member or other cessation of PubCo to be a Member shall be effective unless (a) proper provision is made, in compliance with this Agreement, so that the obligations of PubCo and the rights of all Members under this Agreement and applicable Law remain in full force and effect, and (b) PubCo or its successor, as applicable, provides all other Members with contractual rights, directly enforceable by such other Members against PubCo or its successor, as applicable, to cause PubCo to comply with all of PubCo’s obligations under this Agreement (including its obligations under Section 3.6) (other than in its capacity as Manager, if applicable).
Section 1.5.Reclassification Events of PubCo. If a Reclassification Event occurs, the Manager, PubCo and PubCo or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 11.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) upon any Exchange pursuant to Section 3.6, the Exchanging Member shall be entitled to receive, for each Common Unit and share of Class C Stock subject to such Exchange, the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such Exchange. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.
Section 1.6.Investment Opportunities. To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of the Members or officers of the Company, or any of their respective Affiliates (other than PubCo in its capacity as Manager), in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Agreement or in the future, and the Company renounces any expectancy that any of the Members or the Officers of the Company (other than PubCo in its capacity as Manager) will offer any such corporate opportunity of which he, she or it may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the Members and Officers of the Company with respect to a corporate opportunity that was offered to such Person solely in his, her or its capacity as a Manager, Member or Officer of the Company and (a) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (b) the Manager, Member or Officer is permitted to refer that opportunity to the Company without violating any legal obligation.
Section 1.7.Limitation of Liability and Duties of Members.
(a)Except as provided in this Agreement or in the Act, no Member (including the Manager) shall be obligated personally for any debts, obligation or liability solely by reason of being a Member or acting as the Manager of the Company. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.
(b)In accordance with the Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. To the extent that a Member may be obligated under the Act or other Delaware law to return to or for the benefit of the Company any distribution made by the Company to or for the benefit of such Member, to the fullest extent permitted by Law, such obligation shall be deemed to be compromised within the meaning of Section 18-502(b) of the Act so that, except as required by Law, the Members to whom money or property is distributed shall not be obligated to return such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.
(c)Notwithstanding any other provision of this Agreement or any duty otherwise existing at Law, in equity or otherwise, the parties hereby agree that the Members (including any Member’s Affiliate or any managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or any Affiliate of a Member), but excluding PubCo in its capacity as Manager, shall, to the maximum extent permitted by Law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties) to the Company, the other Members or any other Person who is a party to or otherwise bound by this Agreement. To the extent that, at Law or in equity, any Member (including any Member’s Affiliate or any managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or any Affiliate of a Member), other than PubCo in its capacity as Manager, has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or otherwise bound by this Agreement, the Members (including any Member’s Affiliate or any managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or any Affiliate of a Member) acting under this Agreement other than PubCo in its capacity as Manager will not be liable to the Company, to any such other Member or to any such other Person who is a party to or otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including any Member’s Affiliate or any managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or any Affiliate of a Member) otherwise existing at Law, in equity or otherwise, other than PubCo in its capacity as Manager, are agreed by the parties hereto to replace to that extent such other duties and liabilities of the Members relating thereto.
Article VIII
TRANSFERS OF INTERESTS
Section 1.1.Restrictions on Transfer.
(a)Except as provided in Section 3.6 and except for Transfers by a Member to a Permitted Transferee, no Member shall Transfer all or any portion of its Interest without the prior written consent of the Manager in its sole discretion. If, notwithstanding the provisions of this Section 8.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 8.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Manager consents in writing to such admission, which consent shall be granted or withheld in the Manager’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(a) shall be null and void and of no force or effect. For the avoidance of doubt, the restrictions on Transfer contained in this Article VIII shall not apply to the Transfer of any capital stock of PubCo; provided that no shares of Class C Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.
(b)In addition to any other restrictions on Transfer herein contained, including the provisions of this Article VIII, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if in the opinion of legal counsel or a qualified tax advisor to the Company such Transfer presents a material risk that such Transfer would cause the Company to cease to be classified as a partnership for federal income tax purposes or to be classified as a publicly traded partnership within the meaning of Section 7704(b) of the Code for federal income tax purposes; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable federal or state securities Laws; (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law); or (vii) until the transferring Member provides the Company a duly executed IRS Form W-9, Request for Taxpayer Identification Number and Certification, dated as of the Closing Date that satisfies the requirements of Treasury Regulation Sections 1.1445-2(b)(2)(v) and 1.1446(f)-5(b).
Section 1.2.Notice of Transfer. Other than in connection with Transfers made pursuant to Section 3.6, each Member shall, after complying with the provisions of this Agreement, but in any event no later than five Business Days prior to any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.
Section 1.3.Transferee Members. A Transferee of Interests pursuant to this Article VIII shall have the right to become a Member only if (i) the requirements of this Article VIII are met, (ii) such Transferee executes a Joinder or another instrument reasonably satisfactory to the Manager agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, and (iv) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Manager agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Manager, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement (but only to the extent existing or relating to acts or omissions that existed on or prior to such admission date) or under any other Contract between the Manager, the Company or any of its Subsidiaries, on one hand, and such Transferor or any of its Affiliates, on the other hand. Notwithstanding anything to the contrary in this Section 8.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to an Permitted Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement.
Section 1.4.Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.
THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MIDAS OPCO HOLDINGS LLC DATED AS OF AUGUST 2, 2021, BY AND

AMONG MIDAS OPCO HOLDINGS LLC AND THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF MIDAS OPCO HOLDINGS LLC.”
Article IX
ACCOUNTING
Section 1.1.Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.
Section 1.2.Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:
(a)to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;
(b)to adopt the accrual method of accounting for federal income tax purposes;
(c)to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);
(d)to make an election described in Section 754 of the Code for the Company and for any eligible Subsidiary (which the Company shall ensure that it and any eligible Subsidiary has in effect at all times); and
(e)any other election the Partnership Representative may deem appropriate in its sole discretion.
Section 1.3.Tax Returns. The Partnership Representative shall arrange, at the Company’s expenses, for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall use commercially reasonable best efforts to deliver, or cause to be delivered, within 90 days after the end of each of the Company’s Fiscal Year, to each Person who was a Member at any time during such Fiscal Year, all information reasonably necessary related to the Company for the preparation of such Person’s United States federal and applicable state income tax returns with respect to such Person’s Units. Each Member shall notify the other Members upon receipt of any notice of any material income tax examination of the Company by U.S. federal, state or local authorities. Subject to the terms and conditions of this Agreement, in its capacity as Partnership Representative, PubCo shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion; provided, however, that the PubCo shall first consult with and consider in good faith any comments of any Member that is materially adversely and disproportionately affected by any such method or election.
Section 1.4.Partnership Representative.
(a)PubCo shall act as the Partnership Representative and in such role shall have the authority to appoint the “designated individual” of the Partnership for purposes of Subchapter C of Chapter 63 of the Code and the Treasury Regulations relating thereto . The Partnership Representative shall be responsible for making all decisions, filing all elections and taking all other actions, in each case related to any audit, examination, litigation or other tax-related proceeding, or otherwise related to its role as “partnership representative” pursuant to Sections 6221 through 6231 of the Code, in its sole discretion. Each Member shall indemnify and reimburse the Company to the extent the Company is required to make any payment for taxes, interest, additions to tax or penalties or with respect to a Member’s share of any adjustment to income, gain, loss, deduction or credit as determined in the reasonable good faith discretion of the Partnership Representative. To the fullest extent permitted by applicable Law, a Member’s obligations under this Section 9.4 shall survive the dissolution, liquidation, termination and winding-up of the Company and shall survive, as to each Member, such Member’s withdrawal from the Company or termination of the Member’s status as a Member. Any reasonable, documented cost or expense incurred by the Partnership Representative or the “designated individual” in connection with the roles and responsibilities described in this Section 9.4 shall be borne by the Company. The Members agree to reasonably cooperate with the Company, the Partnership Representative and the “designated individual” as necessary to carry out the intent of this Section 9.4.

(b)The Partnership Representative shall promptly deliver to each of the other Members a copy of all notices, communications, reports and writings received from the IRS relating to or reasonably expected to result in an adjustment of Company items, and keep each of the Members advised of all material developments with respect to any proposed adjustments which come to its attention; provided, however, that so long as Stagwell or any of its Permitted Transferees is a Member holding at least 30% of the Common Units of the Company, Stagwell shall have the right to observe and participate through representatives of its own choosing (at their sole expense) in any tax proceedings. In respect of any administrative or judicial proceeding with respect to tax periods during which Stagwell owned at least 30% of the Common Units of the Company, the Partnership Representative may not settle any such administrative or judicial proceeding or enter into any agreement (including extending the period of limitations) with the IRS, in each case, without the prior written consent of Stagwell, which consent shall not be unreasonably withheld, delayed or conditioned. Nothing herein shall diminish, limit or restrict the rights of any Member under Subchapter C, Chapter 63, Subtitle F of the Code.
Section 1.5.Withholding Tax Payments and Obligations.
(a)If the Company receives proceeds in respect of which a tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement but subject to Section 9.5(d), each Member shall be treated as having received a distribution pursuant to Section 5.1 equal to the portion of the withholding tax allocable to such Member, as determined by the Partnership Representative in its discretion.
(b)The Company is authorized to (i) withhold from distributions to a Member and with respect to any Exchange and to pay over to any Governmental Entity any amount required to be so withheld pursuant to the Code or any other federal, foreign, state, or local Law and (ii) make payments to any Governmental Entity with respect to any foreign, federal, state or local tax liability of a Member arising as a result of such Member’s interest in the Company (a “Withholding Payment”). A Withholding Payment shall include any “imputed underpayment” within the meaning of Code Section 6225 paid (or payable) by the Company as a result of an adjustment with respect to any partnership item, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”). The Partnership Representative shall reasonably determine the portion of any Imputed Underpayment Amount that is attributable to each Member (including a former Member and such former Member’s assignee(s) or transferee(s)). An Imputed Underpayment Amount shall include any “imputed underpayment” within the meaning of Code Section 6225 paid (or payable) by any entity treated as a partnership for federal income tax purposes in which the Company holds (or has held) a direct or indirect interest, other than through entities treated as corporations for federal income tax purposes, to the extent that the Company bears the economic burden of such amounts, whether by Law or agreement.
(c)Neither the Company nor the Partnership Representative shall be liable for any excess taxes withheld in respect of any Member, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity.
(d)Any taxes or amounts withheld pursuant to this Section 9.5 shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes or amounts would then be distributable to such Member, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the Prime Rate in effect from time to time, compounded annually. The Partnership Representative may, in its sole discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.
(e)If the Company is required by Law to make any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state personal property taxes, state unincorporated business taxes, or the portion of an Imputed Underpayment Amount attributable to such Member), then such Member shall indemnify and contribute to the Company in full for the entire amount of taxes paid (plus interest, penalties and related expenses if the failure of the Company to make such payment is due to the fault of the Member), which payment shall not be deemed a Capital Contribution for purposes of this Agreement.

(f)Without limiting the obligations of any Member pursuant to this Section 9.5, the Manager may offset distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 9.5(e).
(g)The obligations of each Member pursuant to this Section 9.5 shall survive the withdrawal of any Member or the transfer of any Member’s Units and shall apply to any current or former Member.
Article X
DISSOLUTION AND TERMINATION
Section 1.1.Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (“Liquidating Events”):
(a)The determination of the Manager to dissolve, wind up and liquidate the Company; provided, however, if such dissolution, wind up or liquidation is to be effective prior to the fifth Business Day after the first anniversary of the date of this Agreement, such determination shall require the approval of the Majority Members; provided further, however, that the Manager shall provide written notice to each of the Members not less than 30 days prior to commencing any such dissolution to provide the opportunity for any such Member to exercise its Exchange Right in advance of any such dissolution;
(b)a dissolution of the Company under Section 18-801(4) of the Act; or
(c)the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 10.1(a), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.2 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable Laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.
Section 1.2.Procedure.
(a)In the event of the dissolution of the Company for any reason, the Manager (or the Manager may appoint one or more Persons to act as liquidator, and shall appoint such a liquidator in the event the Manager is bankrupt) (as applicable, the “Winding-Up Person”) shall commence to wind up the affairs of the Company and to liquidate the Company’s investments. Subject to Section 10.3(a), such Winding-Up Person shall have reasonable discretion to determine in good faith the time, manner and terms of any sale or sales of the property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the Fiscal Year of dissolution and liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Winding-Up Person to preserve the value of the Company’s assets during the Fiscal Year of dissolution and liquidation.
(b)Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article IV, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:
(i)First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;
(ii)Second, to set up such cash reserves which the Manager reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 10.2(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii), below); and
(iii)Third, subject to Section 5.2(b), (A) first, to PubCo, the Unpaid Series 4 Priority Return, (B) second, to PubCo, the Unpaid Series 8 Priority Return, (C) third, as may be applicable, to PubCo in respect of its Preferred Units, until PubCo has received an amount equal to the total amount that would then be required to be distributed by the Company to PubCo pursuant to Section 3.7(b) if PubCo were required to make on the date of the distribution pursuant to this Section 10.2(b)(iii) (1) a Series 4 Preferred Stock Liquidation Payment (without duplication of any amounts actually distributed to PubCo pursuant to Section 3.7(b)(i)), (2) a Series 6 Preferred Stock Liquidation Payment (without duplication of any amounts actually distributed to PubCo pursuant to Section 3.7(b)(ii)) and (3) a Series 8 Preferred Stock Liquidation Payment (without duplication of any amounts actually distributed to PubCo pursuant to Section 3.7(b)(iii)) and (D) fourth, the balance to the Members, pro rata in proportion to their respective ownership of Common Units.
(c)No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.
(d)Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Winding-Up Person shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.
Section 1.3.Rights of Members.
(a)Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.
(b)Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.
Section 1.4.Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 10.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Manager), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.
Section 1.5.Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.
Section 1.6.No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.
Section 1.7.Distributions In Kind. Subject to the order of priorities in Section 10.2(b), the Winding-Up Person may, in its reasonable discretion, distribute to the Members, in lieu of cash, either (i) all or any portion of the remaining Company assets in-kind in accordance with Section 10.2(b)(iii), (ii) as tenants in common in accordance with the provisions of Section 10.2(b)(iii), undivided interest in all or a portion of such Company assets or (iii) a combination of the foregoing. Any such distributions to the Members in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the Winding-Up Person deems reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation of or holders thereof) as such time.
Article XI
GENERAL
Section 1.1.Amendments; Waivers.

(a)The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) solely with the approval of the Manager; provided, that no amendment to this Agreement may:
(i)modify the limited liability of any Member, or increase the Liabilities or obligations of any Member, in each case, without the consent of each such affected Member;
(ii)materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner;
(iii)materially alter or change any rights, preferences or privileges of any holder of a class of Interests in a manner that is different or prejudicial relative to any holder of the same class of Interests without the consent of the holder of such Interests affected in such a different or prejudicial manner; or
(iv)modify any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter.
(b)Notwithstanding the foregoing subsection (a), (i) the Manager, acting alone, may amend this Agreement to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.4(d), and (ii) the Manager or its successor, as applicable, acting without any other Member, may amend this Agreement as and to the extent required by Section 7.5.
(c)Any failure of any of the parties hereto to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.
Section 1.2.Further Assurances. Each party hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of such party, may be necessary or advisable to carry out the intent and purposes of this Agreement.
Section 1.3.Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.
Section 1.4.Entire Agreement. This Agreement, together with all Exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings (both written and oral) among the parties with respect to the subject matter of this Agreement.
Section 1.5.Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.
Section 1.6.Governing Law; Jurisdiction; Specific Performance; Waiver of Jury Trial.

(a)This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b)All actions arising out of, relating to or in connection with this this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom within the State of Delaware (or if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom). Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom with respect to any dispute arising out of, relating to or in connection with this Agreement, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any action or proceeding arising out of, relating to or in connection with this Agreement, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding arising out of, relating to or in connection with this Agreement is brought in an inconvenient forum, that the venue of the action or proceeding arising out of, relating to or in connection with this Agreement is improper, or that this Agreement may not be enforced in or by the above-named courts, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement in any court other than the courts of the State of Delaware, as described above. Nothing in this Section 11.6 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any other state or federal court located in the State of Delaware, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.9 shall be effective service of process for any suit or Proceeding in connection with this Agreement or any of the transactions contemplated hereby.
(c)The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach, in each case, without the posting of any bond or other security.
(d)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.6(d).
Section 1.7.Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
Section 1.8.Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 1.9.Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by facsimile transmission before 5:00 p.m. on a Business Day in the delivery location, when transmitted and receipt is confirmed; (c) if sent by facsimile transmission after 5:00 p.m. on a Business Day in the delivery location or on a day other than a Business Day and receipt is confirmed, on the following Business Day; (d) if sent via an overnight international courier service, the Business Day after being delivered to such courier; and (e) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice given to the other parties hereto):
if to the Company, PubCo or PubCo, addressed to it at:
c/o Stagwell Inc.
One World Trade Center, Floor 65
New York, NY 10007
Attn: Frank Lanuto
Email: flanuto@mdc-partners.com
or, if to a Member other than PubCo, addressed to it at the address for such Member set forth in the Unit Register;
or, in each case to such other address or to such other Person as such party shall have last designated by such notice to the other parties.
Section 1.10.Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.
Section 1.11.Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.
Section 1.12.Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
Section 1.13.No Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.
[Signatures pages follow]

IN WITNESS WHEREOF, each of the parties hereto has executed, or caused to be executed by its duly authorized represented, this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

COMPANY: MIDAS OPCO HOLDINGS LLC By: /s/ Frank Lanuto Name: Frank Lanuto Title: President

PUBCO:

STAGWELL INC.

By:    /s/ Frank Lanuto
Name: Frank Lanuto
Title: Chief Financial Officer

STAGWELL:

STAGWELL MEDIA LP, by The Stagwell Group LLC, its General Partner

By:    /s/ Mark Penn
Name: Mark Penn
Title: Manager

STAGWELL FAF:

STAGWELL FRIENDS AND FAMILY LLC, by Stagwell Media LP, its Manager

By:    /s/ Mark Penn
Name: Mark Penn
Title: Manager, Stagwell Group LLC,
General Partner, Stagwell Media LP

PUBCO (in its capacity as the Manager):

STAGWELL INC.

By:    /s/ Frank Lanuto
Name: Frank Lanuto
Title: Chief Financial Officer

Signature Page to the Amended and Restated Limited Liability Company Agreement]

Exhibit A
MEMBERS, EFFECTIVE TIME CAPITAL ACCOUNT BALANCE AND INTERESTS

Member	Effective Time Capital Account Balance	Number of Common Units

Exhibit A

Exhibit B
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of [•], 20[•] (this “Joinder”), is delivered pursuant to that certain Amended and Restated Limited Liability Company Agreement of MIDAS OPCO HOLDINGS LLC (the “Company”), dated as of August 2, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Company Agreement”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Company Agreement.
1.    Joinder to the Company Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Manager, the undersigned hereby is and hereafter will be a Member under the Company Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Company Agreement as if it had been a signatory thereto as of the date thereof.
2.    Incorporation by Reference. All terms and conditions of the Company Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.
3.    Address. All notices under the Company Agreement to the undersigned shall be direct to:
[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER] By: Name: Title:

Acknowledged and agreed
as of the date first set forth above:
STAGWELL INC., AS MANAGER By: Name: Title:

Exhibit B